AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of July 19, 2017, by and between U.S. Geothermal Inc., a Delaware corporation (the "Company"), and Douglas J. Glaspey ("Executive") (the "Effective Date").

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement as of July 1, 2013 (the "Agreement").

WHEREAS, the Company desires the Executive to serve as the Company's Interim Chief Executive Officer on a full-time basis.

WHEREAS, the Company and Executive desire to amend the Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the the mutual covenants contained in the Agreement and this Amendment, the parties hereby agree as follows:

1. Title. Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

> "The Company agrees to employ the Executive and the Executive hereby accepts employment with the Company as its **President, Chief Operating Officer and Interim Chief Executive Officer** during the Term (as defined in paragraph 1.2 below) subject to the general supervision, advice and direction of the Company's Board of Directors (**"Board"**), and subject to the terms and conditions of this Agreement. The Executive's authority, duties and responsibilities shall be consistent with such authority, duties and responsibilities as are customary for his position. Executive shall also perform such other services and duties as the Board may from time-to-time lawfully assign or communicate to the Executive on behalf of the Company by the Board. Executive will comply with all rules, policies and procedures of Company as modified from time to time, including without limitation, rules and procedures set forth in the Company's employee handbook, supervisor's manuals and operating manuals. Executive will perform all of Executive's responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws."

Any other references to Executive's title in the Agreement, are hereby deemed to refer to his title as "President, Chief Operating Officer and Interim Chief Executive Officer".

DG RGH

2. Service. Section 1.3.1.ii. of the Agreement will be amended and restated in its entirety as follows: "devote one hundred percent of his working time to his Employment hereunder, and while engaged in his employment will have the authority and duty to perform and carry out such duties and responsibilities as are customarily carried out by persons holding similar positions in other renewable energy companies comparable in size to the Company and such additional and related duties as may from time to time be assigned, delegated, limited or determined by the Board;"

3. Compensation. Section 3(i) of the Agreement will be amended and restated in its entirety as follows: "the Company will pay the Executive the sum of US$284,180 per annum, payable in monthly installments of $23,681.67 no later than the last working day of the month;"

4. Savings Clause. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed in all respects.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on July 27, 2017.

U.S. Geothermal Inc.
a Delaware corporation

By: ______________________
Name: Randy J. Hill
Title: Chairman of the Compensation Committee

____
Douglas J. Glaspey

SIGNED by the Executive in the presence of:

____
Witness

Kerry D. Hawkley
Printed Name of Witness